EXHIBIT 10.24


                                  AGREEMENT AND
                                 PLAN OF MERGER



                                       OF



                      ACOUSTIC COMMUNICATION SYSTEMS, INC.
                      A CORPORATION OWNED BY ROBERT SHEELEY



                                      INTO



                               VL ACQUISITION CO.
                     A CORPORATION OWNED BY VIDEOLABS, INC.









                               DATED: MAY 17, 1999

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE 1           THE MERGER..................................................................................  1
         1.1        The Merger..................................................................................  1
         1.2        Effective Time; Effect of the Merger........................................................  1
         1.3        Articles of Incorporation; Bylaws...........................................................  2
         1.4        Directors and Officers......................................................................  2
         1.5        Conversion of Securities....................................................................  2
         1.6        Stock Transfer Records......................................................................  3
         1.7        Merger Consideration........................................................................  3
         1.8        Required Net Equity.........................................................................  3
         1.9        Surrender of Certificates...................................................................  4

ARTICLE 2           THE CLOSING.................................................................................  4
         2.1        Time and Place of the Closing...............................................................  4
         2.2        Deliveries by the Seller....................................................................  5
         2.3        Deliveries by the Buyer.....................................................................  5

ARTICLE 3           REPRESENTATIONS AND WARRANTIES CONCERNING THE
                    SELLER......................................................................................  6
         3.1        Capacity of the Seller......................................................................  6
         3.2        Enforceability..............................................................................  6
         3.3        Noncontravention............................................................................  6
         3.4        Brokers' Fees...............................................................................  7
         3.5        Shares......................................................................................  7
         3.6        Investment Intent...........................................................................  7

ARTICLE 4           REPRESENTATIONS AND WARRANTIES CONCERNING THE
                    COMPANY.....................................................................................  7
         4.1        Organization, Qualification, and Authorization..............................................  8
         4.2        Capitalization; Investments.................................................................  8
         4.3        Noncontravention............................................................................  9
         4.4        Brokers' Fees...............................................................................  9
         4.5        Title to Assets.............................................................................  9
         4.6        Financial Statements........................................................................  9
         4.7        Subsequent Events........................................................................... 10
         4.8.       Legal Compliance............................................................................ 12
         4.9        Tax Matters................................................................................. 12
         4.10       Real Property............................................................................... 12
         4.11       Intellectual Property....................................................................... 13
         4.12       Tangible Assets............................................................................. 14
         4.13       Contracts................................................................................... 14
         4.14       Notes and Accounts Receivable............................................................... 15

         4.15       Powers of Attorney.......................................................................... 15
         4.16       Litigation.................................................................................. 15
         4.17       Employees................................................................................... 15
         4.18       Employee Benefit Plans...................................................................... 15
         4.19       Guaranties and Warranties................................................................... 18
         4.20       Permits..................................................................................... 18
         4.21       Environmental Compliance.................................................................... 18
         4.22       Customers................................................................................... 19
         4.23       Insurance................................................................................... 19
         4.24       Transactions with Affiliates................................................................ 19
         4.25       No Undisclosed Liabilities.................................................................. 19
         4.26       Interest in Similar Businesses.............................................................. 19
         4.27       Year 2000 Compliance........................................................................ 19
         4.28       Disclosure.................................................................................. 20

ARTICLE 5           REPRESENTATIONS AND WARRANTIES CONCERNING THE
                    BUYER....................................................................................... 20
         5.1        Organization, Qualification, and Authorization.............................................. 20
         5.2        Capitalization.............................................................................. 20
         5.3        Authorization and Enforceability............................................................ 21
         5.4        Noncontravention............................................................................ 21
         5.5        Brokers' Fees............................................................................... 21
         5.6        Reports and Financial Statements............................................................ 21

ARTICLE 6           COVENANTS................................................................................... 22
         6.1        General..................................................................................... 22
         6.2        Transition.................................................................................. 23
         6.3        Confidentiality............................................................................. 23
         6.4        Conduct of Business......................................................................... 23
         6.5        Reasonable Efforts.......................................................................... 24
         6.6        Exclusive Dealing........................................................................... 24
         6.7        Access to Records........................................................................... 24
         6.8        Notice of Events............................................................................ 25
         6.9        Shareholder Approval........................................................................ 25
         6.10       Dissolution of Components................................................................... 25
         6.11       Tax Matters................................................................................. 25

ARTICLE 7           CONDITIONS TO OBLIGATION TO CLOSE........................................................... 26
         7.1        Conditions to Obligation of the Buyer....................................................... 26
         7.2        Conditions to Obligation of the Seller...................................................... 27

ARTICLE 8           TERMINATION................................................................................. 28
         8.1        Termination Rights.......................................................................... 28
         8.2        Effect of Termination....................................................................... 28

ARTICLE 9           REMEDIES.................................................................................... 29
         9.1        Survival of Representations, Warranties and Covenants....................................... 29
         9.2        Indemnification Provisions for benefit of the Buyer......................................... 29
         9.3        Indemnification Provisions for Benefit of the Seller........................................ 29
         9.4        Matters Involving Third Parties............................................................. 29
         9.5        Other Indemnification Limitations........................................................... 30
         9.6        Indemnification Holdback Escrow............................................................. 31
         9.7        Dispute Resolution.......................................................................... 31

ARTICLE 10          GENERAL PROVISIONS.......................................................................... 32
         10.1       Press Releases and Public Announcements..................................................... 32
         10.2       No Third-Party Beneficiaries................................................................ 32
         10.3       Entire Agreement............................................................................ 32
         10.4       Succession and Assignment................................................................... 32
         10.5       Counterparts and Facsimile Delivery......................................................... 32
         10.6       Headings.................................................................................... 32
         10.7       Notices..................................................................................... 32
         10.8       Governing Law............................................................................... 34
         10.9       Amendments and Waivers...................................................................... 34
         10.10      Severability................................................................................ 34
         10.11      Expenses.................................................................................... 34
         10.12      Construction................................................................................ 34

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into effective as of this 17th day of May, 1999, by and among VideoLabs, Inc., a Delaware corporation (the "Buyer"), VL Acquisition Co., a Delaware corporation formed by Buyer ("Merger Subsidiary"), Robin Sheeley, a resident of Minnesota (the "Seller"), and Acoustic Communication Systems, Inc., a Minnesota corporation (the "Company"). All of the parties to this Agreement are sometimes individually referred to as a "Party" and collectively as the "Parties".

         WHEREAS, the Company is in the business of providing equipment, software or services that meet the data, voice or video communications requirements of customers in Minnesota, Iowa, Nebraska, North Dakota, South Dakota and Wisconsin (the "Business"); and

         WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding shares of stock of the Company; and

         WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company will merge with and into the Merger Subsidiary and the Company shall become a wholly owned subsidiary of the Buyer all upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, and in accordance with the corporate laws of the States of Delaware and Minnesota ("Corporate Law"), at the Effective Time (as hereinafter defined), the Company shall be merged with and into the Merger Subsidiary (the "Merger"). As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Subsidiary shall continue after the Merger as the surviving corporation (the "Surviving Corporation").

         1.2 EFFECTIVE TIME; EFFECT OF THE MERGER. The Merger shall become effective immediately upon the filing of the Certificate of Merger (as defined in Section 2.3(d) hereof) with the Secretary of State of the State of Delaware in accordance with Corporate Law or such later effective time as the Parties may agree to specify in the Certificate of Merger (the "Effective Time"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Corporate Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         1.3        ARTICLES OF INCORPORATION; BYLAWS.

                    (a) At the Effective Time, the Articles of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that, at the Effective Time, Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Acoustic Communication Systems, Inc."

                    (b) At the Effective Time, the Bylaws of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation or such Bylaws.

         1.4 DIRECTORS AND OFFICERS. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Subsidiary, the Company, the Seller or the holders of any of the following securities:

                    (a) Each share of Common Stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall not be affected and shall remain as a validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

                    (b) Each share of Company stock issued and outstanding immediately prior to the Effective Time (all such issued and outstanding stock of the Company being hereinafter referred to collectively as the "Converted Shares" and individually as a "Converted Share") shall be canceled and shall be converted automatically into the right to receive a portion of the Merger Consideration, which shall be payable to the holder of such Converted Share upon surrender of the certificate that formerly evidenced such Converted Share in the manner provided in Section 1.9.

                    (c) Each share of Company stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                    (d) Each share of common stock held in the treasury of Merger Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                    (e) From and after the Effective Time, the holders of certificates representing shares of Company stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Corporate Law.

         1.6 STOCK TRANSFER RECORDS. The Parties acknowledge and agree that the Company shall establish the date of this Agreement as the record date (the "Record Date") and shall close the stock transfer books of the Company as of such date. Between the Record Date and the Effective Time, there shall be no further registration of transfers of Company Stock on the records of the Company. The holders of Converted Shares registered on the stock records as of the Record Date (which is the Seller) shall be the holders entitled to receive the Merger Consideration under this Agreement.

         1.7 MERGER CONSIDERATION. Subject to reduction as hereinafter provided, the aggregate consideration payable for all Converted Shares (collectively, the "Merger Consideration") shall be equal to the sum of the following:

                    (a) an amount of cash equal to One Million Dollars ($1,000,000); PLUS

                    (b) delivery of that number of shares of fully paid, nonassessable, common stock, par value $.01 per share, of the Buyer ("the "Buyer's Stock"), which equals, in the aggregate, $1,500,000, based on a price per share equal to the average of the closing bid and asked prices of the Buyer's common stock as reported on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System Small Cap Market, during the ten trading days ending on the trading day immediately preceding the Closing Date.

         1.8        REQUIRED NET EQUITY.

                    (a) The Seller acknowledges that the Merger Consideration has been determined assuming a net equity level of the Company as of the Closing Date at least equal to the Company's net equity level as of December 31, 1998 (the "Minimum Equity Level") as reflected on the audited Financial Statements (as hereafter defined). Not less than two
         (2) business days prior to the Closing Date, Seller shall deliver to Buyer a balance sheet of the Company, dated as of the Closing Date (the "Pre-Closing Balance Sheet"), prepared in accordance with GAAP (as hereafter defined), consistently applied, projecting the net equity of the Company as of the Closing Date.

         The Pre-Closing Balance Sheet shall be certified by the Seller to be true, correct and complete in all respects to the best of Seller's knowledge and belief, and shall be accompanied by sufficient detail to enable the Buyer to verify the account balances. During such two (2) day period, the Buyer shall have the opportunity (but shall not be required) to audit or otherwise verify the information on the Pre-Closing Balance Sheet, and the same shall be adjusted for any errors therein determined by the Buyer.

                    (b) In the event the net equity reflected on the Pre-Closing Balance Sheet is less than the Minimum Equity Level as of the Closing Date (an "Equity Deficiency"), the cash portion of the Merger Consideration shall be reduced, dollar-for-dollar, by the amount of the Equity Deficiency. In the event the net equity reflected on the Pre-Closing Balance Sheet is more than the Minimum Equity Level as of the Closing Date (an "Equity Surplus"), the Merger Consideration will not be increased.

                    (c) During the nine (9) months following the Closing Date, the Buyer may audit and otherwise verify the accuracy of the Pre-Closing Balance Sheet. Any errors (failure to be in accordance with GAAP) in the Pre-Closing Balance Sheet determined by Buyer shall be reconciled between the Parties pursuant to the provisions of Article 9. After such nine (9) month period, neither party may seek indemnification for additional errors under Article 9.

                    (d) As security for the repayment of any additional Equity Deficiency, Buyer shall be able to offset the deficiency against any payments required under the Noncompetition Agreement.

         1.9 SURRENDER OF CERTIFICATES. Promptly after the Effective Time, the Seller shall surrender to the Surviving Corporation one or more stock certificates representing all of the Converted Shares (the "Certificate"), together with any reasonably requested letter of transmittal (consistent with this Agreement), duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, which Certificate shall then be canceled by the Surviving Corporation and the Seller shall be entitled to receive the Merger Consideration.

                                    ARTICLE 2
                                   THE CLOSING

         2.1 TIME AND PLACE OF THE CLOSING. Upon the terms and subject to the conditions contained in this Agreement, the closing of the Merger contemplated by this Agreement shall occur at a closing (the "Closing") to take place at the offices of Hinshaw & Culbertson, Suite 3100, 222 South Ninth Street, Minneapolis, MN 55402, commencing at 9:00 a.m. local time, on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated herein (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other time and date as the Buyer and the Seller may mutually determine (the "Closing Date").

         2.2 DELIVERIES BY THE SELLER. Upon the terms and subject to the conditions contained in this Agreement, the Seller shall make, or cause to be made, the following deliveries to the Buyer at the Closing:

                    (a) Certificate(s) representing the Converted Shares owned by Seller, tendered for cancellation as of the Effective Time as provided herein;

                    (b) Releases, in favor of Company, from Seller and in form and substance acceptable to the Buyer;

                    (c) All stock record books, minute books and corporate seals, if any, of Company;

                    (d) All files, books, records and correspondence of Company in the possession of Seller;

                    (e) The Seller's Certificate pursuant to Section 7.1(e) of this Agreement, duly executed by the Seller;

                    (f) An opinion of counsel to the Seller, dated the Closing Date, and substantially in the form attached hereto as Exhibit 2.2(f);

                    (g) The Articles of Merger, in substantially the form attached hereto as Exhibit 2.2(g), duly executed by the Company;

                    (h) The Seller's Employment Agreement and the Seller's Noncompetition Agreement, in substantially the forms attached hereto as
         Exhibit 2.2(h), in each case duly executed by the Seller; and

                    (i) Such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by the Buyer.

         2.3 DELIVERIES BY THE BUYER. Upon the terms and subject to the conditions contained in this Agreement, the Buyer shall make, or cause to be made, the following deliveries to the Seller at the Closing:

                    (a) The Merger Consideration due from Buyer to the Seller pursuant to Section 1.7 hereunder shall be delivered to the Seller at the Closing;

                    (b) The Buyer's Certificate pursuant to Section 7.2(d) of this Agreement, duly executed by the appropriate officer of Buyer;

                    (c) An opinion of counsel to the Buyer, dated the Closing Date, and substantially in the form attached hereto as Exhibit 2.3(c);

                    (d) The Articles of Merger, in substantially the form attached hereto as Exhibit 2.2(g), and the Certificate of Merger, in substantially the form attached hereto as Exhibit 2.3(d), each duly executed by the Merger Subsidiary;

                    (e) The Seller's Employment Agreement and the Seller's Noncompetition Agreement, in substantially the forms attached hereto as
         Exhibit 2.2(h), in each case duly executed by the Buyer;

                    (f) The Registration Agreement, in substantially the form attached hereto as Exhibit 2.3(f), duly executed by the Buyer; and

                    (g) Such other documents, opinions and certificates as may be required under this Agreement or reasonably requested by the Seller.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                              CONCERNING THE SELLER

         As a material inducement to the Buyer entering into this Agreement, the Seller hereby represents and warrants to the Buyer and the Merger Subsidiary the following, in each case as of the date of this Agreement and the Closing Date, unless otherwise specifically provided:

         3.1 CAPACITY OF THE SELLER. The Seller is a Minnesota resident, and has the full legal right, power, capacity and authority to execute and deliver this Agreement and to perform the Seller's respective obligations hereunder.

         3.2 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, government agency, or court to which the Seller is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

         3.4 BROKERS' FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

         3.5 SHARES. The Seller holds of record and owns beneficially the number of shares set forth on Schedule 3.5 of the Disclosure Schedule heretofore delivered to the Buyer (the "Disclosure Schedule") hereto constituting one hundred percent (100%) of the issued and outstanding equity securities of the Company and the voting and investment power of the Company, free and clear of any restrictions on transfer, liens, pledges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands of any kind, nature or description, whatsoever. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         3.6 INVESTMENT INTENT. The Seller acknowledges that the Buyer's Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions from such registration. The Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the Buyer's Stock in connection with this Agreement. The Seller has received information concerning the Buyer and has had the opportunity to obtain additional information as desired by Seller in order to evaluate the merits and the risks inherent in holding the Buyer's Stock. The Seller is able to bear the economic risk and lack of liquidity inherent in holding the Buyer's Stock for an indefinite period. The Seller is acquiring the Buyer's Stock for investment and not with a view toward or for sale or distribution thereof within the meaning of the Securities Act, or with any intention of distributing or selling the Buyer's Stock within the meaning of the Securities Act. The Seller acknowledges and agrees that after the Closing, the Buyer's Stock may be not sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration available under the Securities Act or such state securities laws. Seller acknowledges that legends will be place on the certificates evidencing the Buyer's Stock referring to the applicable restrictions on transferability of the Buyer's Stock. Seller represents that he is a bona fide resident of the State of Minnesota.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

         As a material inducement to the Buyer entering into this Agreement, each of the Seller and the Company, jointly and severally, hereby represents and warrants to the Buyer and the Merger Subsidiary the following (except as may be otherwise disclosed on the Disclosure

Schedule), in each case as of the date of this Agreement and the Closing Date, unless otherwise specifically provided:

         4.1 ORGANIZATION, QUALIFICATION, AND AUTHORIZATION. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where any failure to be so qualified would not have a material adverse effect on the business or the assets or the financial condition or the results of operations of the Company, in each case taken as a whole (a "Material Adverse Effect"). The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business as currently conducted by it and to own and use the properties owned and used by it. The Company has taken all corporate action which is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated herein. The Seller has delivered to the Buyer correct and complete copies of the articles of incorporation and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete in all material respects. Schedule 4.1 of the Disclosure Schedule lists all of the officers and directors of the Company. The Company is not in violation of any provision of its articles of incorporation or bylaws.

         4.2        CAPITALIZATION; INVESTMENTS.

                    (a) The authorized capital stock of the Company, the total number of shares of each class issued and outstanding, the record owner of all such shares and the number of shares held in the treasury of the Company, are each set forth on Schedule 4.2 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and were not issued in violation of any preemptive rights. There are no outstanding or authorized options or option plans, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any additional shares of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the capital stock of the Company. There are no voting trusts, proxies, or other agreement or understandings with respect to the voting of the capital stock of the Company owned by Seller.

                    (b) The Company does not, directly or indirectly, own any shares or have any other equity interest or option or other contractual right to acquire the same in any other person or entity or is a member, partner or joint venturer with any other such person or entity.

                    (c) Acoustic Components, Inc. ("Components") is a Minnesota corporation formed by Seller. Components currently has no assets or property of any kind, and has never had any assets or property or conducted any business or operations.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which the Company is subject, or any provision of the articles of incorporation or bylaws of the Company; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any security interest or similar lien upon any of its assets). Except as set forth on
Schedule 4.3 of the Disclosure Schedule the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or party to any material contract to which the Company is a party or by which its assets are bound, in order to consummate the transactions contemplated by this Agreement.

         4.4 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and has entered into no agreement to become so liable or obligated.

         4.5 TITLE TO ASSETS. Except as disclosed in Schedule 4.5 of the Disclosure Schedule, the Company has good title to, or a valid leasehold or license interest in, the properties and assets used by it in the conduct of its business as currently conducted, and/or shown on the Balance Sheet of the Company dated as of March 31, 1999 (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all security interests, mortgages, liens, or similar encumbrances ("Security Interests") of any kind, except for properties and assets disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

         4.6 FINANCIAL STATEMENTS. Included in Schedule 4.6 of the Disclosure Schedule are the following financial statements for the Company (collectively the "Financial Statements"): (a) an audited Balance Sheet and Statement of Income and Cash Flow as of and for the fiscal years ended December 31, 1998, 1997 and 1996; and (b) an unaudited Balance Sheet and Statement of Income for the interim three months ended March 31, 1999. Except as set forth in Schedule
4.6 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, present fairly in all material respects the financial condition of the Company as of such dates and the results of its operations and cash flows for such periods, and are consistent with the books and records of the Company; provided, however, that the interim financial statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes and other presentation items. No event has occurred since the date of the Most Recent Financial Statement that would adversely affect the previous sentence.

         4.7 SUBSEQUENT EVENTS. Except as disclosed in Schedule 4.7 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, there has not been any change affecting the business, operations, financial condition, results of operations or assets of the Company that has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since that date, except as disclosed in Schedule 4.7 of the Disclosure Schedule or otherwise permitted in this Agreement:

                    (a) the Company has not sold, leased, transferred, disposed, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                    (b) the Company has not entered into any agreement, contract, lease, or license which is currently in effect (or series of related agreements, contracts, leases, and licenses which are currently in effect) outside the ordinary course of business;

                    (c) no party (including the Company) has accelerated, terminated, modified, or canceled any material agreement, material contract, material lease, or material license (or series of related material agreements, material contracts, material leases, and material licenses) to which the Company is a party or by which it is bound;

                    (d) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                    (e) the Company has not made any capital expenditure (or series of related capital expenditures) in excess of $50,000 outside the ordinary course of business;

                    (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (or series of related capital investments, loans, and acquisitions) outside the ordinary course of business;

                    (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, and the Company has not incurred any material obligation or liability, absolute, accrued, contingent or otherwise, whether or not due or to become due, except in the ordinary course of business, or incurred any liability or obligation to the Seller other than for normal compensation in accordance with past practices;

                    (h) the Company has not delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business or written off as uncollectible, compromised, canceled or waived or released any claim of the Company to, any debt, note or account receivable, except write-offs in the ordinary course of business and consistent with the Company's past practices;

                    (i) there has been no change made or authorized to the articles of incorporation or bylaws of the Company;

                    (j) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, purchased or redeemed any shares of its capital stock or made any distributions to the Seller with respect to its capital stock;

                    (k) the Company has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property except for ordinary wear and tear;

                    (l) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

                    (m) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, other than at-will retention or termination of non-executive employees in the ordinary course of business;

                    (n) the Company has not granted any increase in the base compensation of any of, nor made any other changes in the terms of employment of, its officers or employees outside the ordinary course of business;

                    (o) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other benefit plan);

                    (p) the Company has not received any written or oral communication terminating or threatening the termination of or otherwise materially modifying any material business relationships or material written agreements between the Company and any of its customers or suppliers; and

                    (q) the Company has not agreed or promised to do any of the foregoing.

         4.8. LEGAL COMPLIANCE. The Company is in material compliance with, has not violated and is not in violation of, any and all laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) applicable to the Company or its businesses, and with all judgments, orders, injunctions and decrees applicable to the Company or its properties.

         4.9        TAX MATTERS.

                    (a) The Company has filed or caused to be filed all tax returns that are required to be filed by or that include the Company, and has made all such filings on a timely basis. All such tax returns were prepared in accordance with applicable laws and regulations. All taxes owed (whether by Seller or the Company) with respect to the Company (whether or not shown on any tax return) and which are or were due and payable have been paid.

                    (b) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                    (c) The Company is not, and has not been, a member of an affiliated group filing a consolidated, combined or unitary tax return, or is a party to any tax sharing, allocation, indemnification or similar agreement under which the Buyer or the Company could be liable for any taxes or other claims of any person after the Closing Date.

                    (d) There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Seller, threatened by any governmental authority regarding any taxes relating to the Company.

                    (e) Neither the Seller nor the Company has, as of the Closing Date, (A) entered into an agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of any taxes with respect to the Company, or (B) applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company.

                    (f) Neither the Seller nor the Company has received notice that any jurisdiction has asserted that any tax return currently is required to be filed by or with respect to the Company in any jurisdiction where any such tax return is not currently being filed.

         4.10 REAL PROPERTY. Schedule 4.10 of the Disclosure Schedule contains a complete list of all real property in which the Company may claim an ownership or leasehold interest as of the date of this Agreement (collectively, the "Real Property"). Except as disclosed in Schedule 4.10 of the Disclosure Schedule, the Company has not encumbered or disposed of its ownership or leasehold interests in the Real Property since the date of the Most Recent Balance Sheet. Schedule 4.10 of the Disclosure Schedule lists all real estate leased as of the date of this Agreement by the Company as lessee (the "Leased Premises"). Each lease (collectively, the "Leases") with respect to a Leased Premise (i) is legal, valid, binding, enforceable, and in full force and effect; (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon consummation of the transactions contemplated hereby; (iii) all rents and additional rents due to date on each Lease have been paid; (iv) in each case the Company is in peaceable possession and no waiver, indulgence or postponement of the Company's material obligations thereunder has been granted by the lessor; (v) neither the Company nor, to the Seller's knowledge, any other party thereto, is in breach or default under any of the material terms thereof and no event has occurred which with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration thereunder; and the Seller has delivered to the Buyer true, correct and complete copies of each Lease (including all amendments thereto).

         4.11 INTELLECTUAL PROPERTY. For purposes of this Section 4.11, "Intellectual Property" shall mean (i) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium). With respect to Intellectual Property:

                    (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the conduct of the businesses of the Company as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by it on identical terms and conditions upon the Closing hereunder. The Company has taken all necessary action to maintain and protect each material item of Intellectual Property that it owns or uses.

                    (b) The Company has not been sued or charged in writing with (or to the knowledge of the Seller, threatened with) or been a defendant in any claim suit, action or proceeding relating to its business which has not been finally terminated prior to the date of this Agreement and which involves a claim of interference, infringement, misappropriation, or violation of Intellectual Property rights of third parties (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Seller, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company.

                    (c) Schedule 4.11 of the Disclosure Schedule identifies each material item of Intellectual Property owned by the Company or which the Company has the right to use pursuant to license, sublicense, agreement or permission. The Seller has delivered to the Buyer correct and complete copies of or has made available for inspection by the Buyer all patents, registrations, applications, licenses, agreements, and permission (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property identified in Schedule 4.11 of the Disclosure Schedule.

                    (d) To the best of Seller's knowledge, the operation of the businesses of the Company as presently conducted does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties, and neither Seller nor the Company has received any notice of any claim to the contrary.

         4.12 TANGIBLE ASSETS. The Company owns or leases all buildings, machinery, equipment, and other tangible assets used or held for use in the conduct of its businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is free from material defects, is in good condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used. All inventory of the Company is in good and merchantable condition and is not obsolete, is in normal quantities for the business of the Company, and was purchased by the Company for resale to customers in the ordinary course of business.

         4.13 CONTRACTS. Listed on Schedule 4.13 of the Disclosure Schedule are all written (and a summary of any oral) agreements to which the Company is a party and which is material to the conduct of the business of the Company, including all distribution agreements and customer contracts. With respect to each such agreement, except as set forth in Schedule 4.13 of the Disclosure Schedule, (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms upon consummation of the transactions contemplated hereby; (iii) neither the Company nor, to the Seller's knowledge, any other party thereto, is in breach or default under any of the material terms thereof and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such agreement, except where any such default or breach would not have a Material Adverse Effect; and (iv) the Seller has delivered to the Buyer true, correct and complete copies of each such agreement.

         4.14 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on the Company's books and records, subject to normal allowances for doubtful accounts and customer claims, arose from bona fide transactions in the ordinary course of business, are legal, valid and binding obligations of the debtor thereof and, to the Seller's knowledge, are subject to no additional setoffs or counterclaims in excess of the allowance for doubtful accounts reflected in the Most Recent Balance Sheet.

         4.15 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

         4.16 LITIGATION. Schedule 4.16 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling; or (ii) is a party or, to the knowledge of the Seller, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi- judicial or administrative agency of any federal, provincial, state, local, or foreign jurisdiction or before any arbitrator.

         4.17       EMPLOYEES.

                    (a) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Seller's knowledge, the Company has not committed any unfair labor practice, and there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. No employee, past or present, of the Company has pending or, to the Seller's knowledge, threatened to bring any claim against the Company of unjust dismissal or a violation of the employee's civil or employment rights except as set forth in Schedule 4.16. To the Seller's knowledge, no executive officer, key employee or significant group of employees plans to terminate employment with the Company during the next twelve months.

                    (b) The agreements as set forth in Schedule 4.17 of the Disclosure Schedule constitute the only written employment, compensation, deferred compensation, bonus, termination, and severance agreements which exist with respect to the Company (collectively, the "Employment Agreements").

         4.18       EMPLOYEE BENEFIT PLANS.

                    (a) Identification of Plans. Schedule 4.18 of the Disclosure Schedule (the "Employee Benefit Plan List") lists each and every compensation, consulting, employment, employment termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, accident or other benefit insurance, bonus, deferred or incentive compensation, severance or separation (or any agreement providing any compensatory payment or benefit resulting from a change in control), vacation, disability, profit sharing, retirement, or other employment or employee benefit plan, policy or arrangement of any kind, oral or written, covering directors, officers, employees, former directors or former employees of the Company or any ERISA Affiliate (as defined below) or its respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company or any ERISA Affiliate maintains, to which the Company or any ERISA Affiliate contributes, or under which any present or former director, officer or employee of the Company or any ERISA Affiliate is covered or has benefit rights and with respect to which any liability of the Company or any ERISA Affiliate exists or is reasonably likely to occur (collectively, "Benefit Plans"). The Employee Benefit Plan List also sets forth a list which identifies each and every provision in the Benefit Plans which specifically reference a change of control as causing an increase or acceleration of benefits to present or former directors, officers or employees of the Company or any ERISA Affiliate or their respective beneficiaries, and any other similar provisions which would cause an increase in liability to any such person (in their capacity as a present or former director, officer or employee of the Company or any ERISA Affiliate or their respective beneficiaries) as a result of the transaction contemplated by this Agreement ("Change of Control Benefit"), together with the name of each person entitled or potentially entitled to receive a Change in Control Benefit and the amount thereof. The term "Benefit Plans" does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Without limitation of the foregoing, except as separately set forth on the Employee Benefit Plan List, (i) no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) no Benefit Plan is an employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, and (iii) neither the Company nor any ERISA Affiliate maintains, sponsors or has an obligation to contribute to (or has ever maintained, sponsored or had an obligation to contribute to within the preceding six years) any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA or has any liability with respect to any such multi-employer plan or employee pension benefit plan subject to Title IV of ERISA. For the purposes of this Section 4.18, the terms "Company" and "ERISA Affiliate" shall be deemed to include predecessors thereof.

                    (b) Status of Benefit Plans. Except as provided in Schedule
         4.18 of the Disclosure Schedule, each of the Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is intended to be qualified under
         Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service ("IRS") to qualify under Section 401(a) of the Code, and, to the best of the Seller's and the Company's knowledge, there exist no circumstances likely to materially adversely affect the qualified status of any such Benefit Plan. No Benefit Plan is currently under audit by the United States Department of Labor, the Pension Benefit Guaranty Corporation or the IRS, and neither the Company nor any ERISA Affiliate has received either written or oral notification by one or more of such federal regulatory agencies of their intention to audit a Benefit Plan.

                    (c) Payment of Contributions. All accrued contributions and other payments to be made by the Company or any ERISA Affiliate to any Benefit Plan through the date of the Most Recent Balance Sheet have been made or reserves adequate for such purposes have been reflected therein. Neither the Company nor any ERISA Affiliate is in material default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. There are no outstanding material liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan.

                    (d) Pending Litigation. There is no pending litigation or to the best knowledge of Seller, the Company and any ERISA Affiliate, any overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by the Company or any ERISA Affiliate which allege violations of applicable state or federal law and which has a reasonable probability of being determined adversely to the Company or any ERISA Affiliate.

                    (e) Fiduciary Compliance. The Company and each ERISA Affiliate and all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are and have since the inception of each such Benefit Plan been in compliance in all material respects with, and each such Plan is and has been operated in all material respects substantially in accordance with, its provisions and in compliance in all respects with the applicable laws, rules and regulations governing such Plan, including the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law. No Benefit Plan has engaged in or been a party to a non-exempt "prohibited transaction" (as defined in Section 406 of the ERISA or 4975(c) of the Code). All Benefit Plans which are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
         Section 601 of ERISA.

                    (f) ERISA Compliance. No Benefit Plan is subject to the provisions of Part 3 of Title I of ERISA, Section 412 of the Code or the provisions of Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred, nor is there a basis for believing that either the Company or any ERISA Affiliate may incur, any material liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any ERISA Affiliate (as that term is defined in the next sentence) of the Company. The term "ERISA Affiliate" shall mean any person which is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is or was under common control (within the meaning of Section 414(c) of the Code) with the Company.

                    (g) Change in Control Benefits. Schedule 4.18 of the Disclosure Schedule lists: (A) each executive officer and director of the Company or any ERISA Affiliates who is eligible to receive a Change of Control Benefit, (B) the amount of each such Change of Control Benefit calculated as if a change of control occurred, and such benefit payment became due, on the date hereof, (C) each such individual's base rate of compensation in effect as of the date of this Agreement, (D) such individual's compensation from the Company and any ERISA Affiliate for each of the calendar years 1994 through 1998, as reported by the Company and any ERISA Affiliate on Form W-2 or Form 1099, and (E) any other amounts, identified by type, necessary to calculate such benefits. Neither the Company nor any ERISA Affiliate has made any payments or provided any compensation or benefits nor is a party to any agreement or any Benefit Plan that could obligate it or any successor thereto to make any payments or provide any compensation or benefits, the deductibility of which is limited by Section 280G of the Code.

         4.19 GUARANTIES AND WARRANTIES. Other than endorsements of negotiable instruments in the ordinary course of business, the Company is not a guarantor or otherwise is liable for any material liability or material obligation (including indebtedness) of any other person. Except as otherwise required under applicable state and federal law, the Company has not made or given any warranties with respect to any of the products distributed by the Company.

         4.20 PERMITS. The Company holds all environmental permits and other material permits, licenses or franchises of governmental authorities required under any environmental law or other law, regulation, order or decree, in connection with the ownership and/or operation of the business and assets of the Company, all such permits, licenses and franchises are listed in Schedule 4.20 of the Disclosure Schedule, and the Company is in compliance with such permits, licenses and franchises in all material respects. All such permits, licenses and franchises are in full force and effect and the Company has not received any notification pursuant to any law relating to the business of the Company that any currently held material permit, license or franchise relating to the operation of the business and/or assets of the Company has been or is about to be made subject to materially different limitations or conditions, or has been or is about to be revoked, withdrawn or terminated.

         4.21 ENVIRONMENTAL COMPLIANCE. The Company and its operations and properties are in compliance with all environmental laws in all material respects. No government agency or third party has submitted to the Company any notification, demand, request for information, citation, summons, or compliant, and no order has been issued, no compliant has been filed, no penalty has been assessed and no investigation or review is pending or threatened, relating to any environmental law. Except in substantial compliance with applicable environmental laws, hazardous materials have not been generated, used, treated or stored on, transported to or from, disposed of or released on any property owned or operated at any time by the Company. Except as set forth in Schedule
4.21 of the Disclosure Schedule, to the Seller's knowledge, there are not now and never have been any underground storage tanks located on any property owned or operated by the Company.

         4.22 CUSTOMERS. The Seller has heretofore delivered to the Buyer a true and correct list of the 20 largest customers of the Company as of the date hereof based on revenues generated during the twelve (12) months ended December 31, 1998. The relationships of the Company with each of such customers are satisfactory commercial working relationships, and no such customer has cancelled or otherwise terminated, or threatened in writing, or to the Seller's knowledge, threatened orally, to cancel or otherwise terminate, its relationship with the Company.

         4.23 INSURANCE. The Seller has heretofore delivered to the Buyer a true and correct list of all policies of insurance maintained by or on behalf of the Company with respect to its business or operations and which are in effect as of the date of this Agreement. As of the date of this Agreement, all such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions thereof. To Seller's and Company's knowledge, no event has occurred which is reasonably likely to give rise to a material claim relating to the Company under such insurance policies.

         4.24 TRANSACTIONS WITH AFFILIATES. Schedule 4.24 of the Disclosure Schedule lists all agreements and other arrangements and transactions in effect and entered into between the Seller or an affiliate of the Seller, on the one hand, and the Company, on the other hand. For purposes of this Agreement, "affiliate" shall mean any person or entity (i) which directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person or entity, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such person or entity, or (iii) any other person or entity for which a person described in clause (ii) acts in such capacity.

         4.25 NO UNDISCLOSED LIABILITIES. Except for (a) liabilities for future performance pursuant to any agreement listed in Schedules 4.10, 4.11 or 4.13 of the Disclosure Schedule; (b) liabilities disclosed, reserved for or otherwise reflected in the Most Recent Balance Sheet and the notes thereto; and (c) liabilities incurred in the ordinary course of business by the Company after the date of the Most Recent Balance Sheet which will not, individually or in the aggregate, have a Material Adverse Effect, the Company has not incurred any liability (contingent or otherwise) that would be required to be disclosed in financial statements under GAAP, consistently applied. The Company is not indebted to the Seller for any amounts other than normal compensation as disclosed to the Buyer for not more than one partial payroll period.

         4.26 INTEREST IN SIMILAR BUSINESSES. The Seller does not have any financial interest in any person, firm, corporation or other entity which is, or during the past five years was, directly or indirectly, engaged in a business substantially similar to the Business.

         4.27 YEAR 2000 COMPLIANCE. The Company has (i) initiated a review and assessment of all areas within its business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the "Year 2000

Problem" (being the risk that computer applications used by the Company (or its suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline (a true, correct and complete copy of which have been provided to Buyer) for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with the timetable. Based on the foregoing, the Seller and the Company believe that all computer applications (including those of its suppliers, vendors and customers to the extent that they may affect the Company) that are material to its business and operations (including computer applications that are imbedded in machinery and other equipment of the Company) are reasonably expected on a timely basis to be able to perform properly all date-sensitive functions for all dates before and after January 1, 2000 (that is, to be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

         4.28 DISCLOSURE. No representation or warranty by the Seller contained in this Agreement or Exhibit hereto or in the Disclosure Schedules, and no information heretofore provided by the Seller or the Company to the Buyer, or contained in the Financial Statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein not misleading.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                              CONCERNING THE BUYER

         As a material inducement to the Seller entering into this Agreement, the Buyer hereby represents and warrants to the Seller the following, in each case as of the date of this Agreement and the Closing Date, unless otherwise specifically provided:

         5.1 ORGANIZATION, QUALIFICATION, AND AUTHORIZATION. Each of the Buyer and the Merger Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer and the Merger Subsidiary each has full corporate power and authority to carry on its business as currently conducted by it and to own and use the properties owned and used by it. The Buyer has delivered to the Seller correct and complete copies of the articles of incorporation and bylaws of the Buyer (as amended to date).

         5.2 CAPITALIZATION. The authorized capital stock of the Buyer, the total number of shares of each class issued and outstanding, and the number of shares held in the treasury of the Buyer, are each set forth on Schedule 5.2 of the Buyer's Disclosure Schedule provided to Seller. As of the Closing and the issuance thereof, the Buyer's Stock to be issued to the Seller under this Agreement will be duly authorized, validly issued, fully paid, and nonassessable.

         5.3 AUTHORIZATION AND ENFORCEABILITY. The Buyer and the Merger Subsidiary each has full corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Except as provided in Section 6.9 hereof, the Buyer and the Merger Subsidiary each has taken all corporate action which is necessary to authorize the execution and delivery of this Agreement and the consummation by them of the transactions contemplated herein, including the approval of their respective board of directors and the approval of Merger Subsidiary's sole shareholder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Merger Subsidiary, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity. Except with respect to shareholder consent of the Buyer pursuant to Section 6.10 hereof, the Buyer and the Merger Subsidiary need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency or party to any material agreement to which they are a party or by which its assets is bound, in order to consummate the transactions contemplated by this Agreement.

         5.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, directive or ruling of any government, governmental agency, or court to which the Buyer or Merger Subsidiary is subject, or any provision of the Buyer's or Merger Subsidiary's articles of incorporation or bylaws; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, permit, instrument, or other arrangement to which the Buyer or Merger Subsidiary is a party or by which the Buyer or Merger Subsidiary is bound or to which any of their assets is subject.

         5.5 BROKERS' FEES. The Buyer and Merger Subsidiary has no liability or obligation to pay any fees or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5.6        REPORTS AND FINANCIAL STATEMENTS.

                    (a) The Buyer has previously furnished or made available to the Seller and the Company true and complete copies of (i) its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1998, as filed with the Securities and Exchange Commission, (ii) its Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, and (iii) all other reports or registration statements filed by the Buyer with the Securities and Exchange Commission since December 31, 1998. As of their respective dates, such reports, proxy statements and registration statements did not contain, and the proxy statement to be distributed to shareholders of Buyer in connection with the shareholder meeting required for approval of this merger will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b) The audited consolidated financial statements and unaudited interim financial statements included in the reports or other filings referred to in Section 5.5(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) with respect to unaudited interim financial statements, the absence of notes which, if presented, would not differ materially from those included in the consolidated balance sheet of the Buyer as of December 31, 1998). These statements fairly present the consolidated financial position of the Buyer as of the respective dates thereof and the consolidated results of operations and changes in financial position (or statements of cash flow) of the Buyer for each of the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the absence of notes (which, if presented, would not differ materially from those included in the consolidated balance sheet of the Buyer as of December 31,
         1998).

                    (c) Except as disclosed in any reports or registration statements filed by the Buyer with the Securities and Exchange Commission since December 31, 1998, the information and disclosures contained in the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 remain complete and correct in all material respects as of its date as if such disclosures were made on and as of the date hereof and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

                                    ARTICLE 6
                                    COVENANTS

         The parties agree as follows with respect to the periods indicated:

         6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). The Seller acknowledges and agrees that from and after the Closing, the Surviving Corporation shall be entitled to sole possession of all documents, books, records, agreements, and financial data of any sort relating to the Company, provided the Seller shall have access to such documents, books, records, agreements and financial data after the Closing for any proper purpose (eg. tax reporting and audits).

         6.2 TRANSITION. From and after the date of this Agreement, the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with it after the Closing as it maintained with it prior to the Closing.

         6.3 CONFIDENTIALITY. From and after the date of this Agreement, the Seller will treat and hold as such all of the information concerning the Company, and its business and affairs, that is not already generally available to the public ("Confidential Information") and refrain from using any of the Confidential Information except in connection with this Agreement.

         6.4 CONDUCT OF BUSINESS. From the date hereof until the Closing, except with the Buyer's prior written consent, the Seller shall cause the Company to carry on its business in the ordinary course of business consistent with past practice and to use its reasonable commercial efforts to preserve intact its business organization and relationships with third parties and, without limiting the generality of the foregoing, the Seller shall not:

                    (a) do or omit to do any act or thing which would cause any of the representations and warranties set out in Section 3 or Section 4 to be untrue at the Closing Date;

                    (b) permit the Company to:

                           (i) do or omit to do any act or thing which would cause any of the representations and warranties set out in Section 4 to be untrue if made at the Closing Date;

                           (ii) make or authorize any material capital expenditures;

                           (iii) enter into any material contract outside the ordinary course of business or amend or terminate any material contract to which it is a party or exercise any renewal, expansion or other options relating thereto, other than in the ordinary course of business;

                           (iv) dispose, or agree or commit to dispose, of any material assets out of the ordinary course of business;

                           (v) make any material change in federal, state or local tax elections, or accounting methods, principles or practices, unless required by law or by changes in GAAP; or

                           (vi) merge or consolidate with any person, acquire any stock or other ownership interest in any person or the assets of any business as an entirety, or liquidate, dissolve or otherwise reorganize or seek protection from creditors; or

                    (c) cause or permit the Company, directly or indirectly, to adopt, amend, modify, spin-off, transfer or assume any of the assets or liabilities of, terminate or partially terminate, any Benefit Plan; or

                    (d) amend, or permit the amendment of the articles of incorporation, by-laws or other organizational documents of the Company, make any changes in the capital structure of the Company, or issue or sell, or purchase, or agree to issue, sell or purchase, any capital stock or securities of the Company, or declare or pay any dividend or other distribution out of the Company. During the period from the date of this Agreement to the Closing Date, the Seller shall cause the Company to confer on a regular basis with the Buyer as to the business of the Company, and to report periodically on the general status of ongoing operations of the Company.

         6.5 REASONABLE EFFORTS. Each Party agrees to use with all due dispatch its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Parties in connection with the foregoing. Each Party further agrees not to undertake any course of action inconsistent with the satisfaction of the conditions to Closing set forth herein, and to do all such acts and take all such measures as may be commercially reasonable to comply, and be in compliance, with the representations, warranties, covenants and agreements contained in this Agreement.

         6.6 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall not initiate or engage in discussions or negotiations with, or provide any information to, any person other than the Buyer, Seller's attorneys, accountants or advisors, concerning any sale of the Company or any material part thereof or any similar transaction. In the event this Agreement is terminated by either party for any reason, each of the Buyer and the Seller agree that in the further event that Buyer, on the one hand, or Seller or Company on the other hand, agree or commit to agree to consummate a transaction similar to the transaction contemplated in this Agreement (whether by stock purchase, asset purchase or merger) before December 31, 1999, then in such event the party terminating this Agreement shall pay to the other a break up fee of $100,000 in cash on demand. The foregoing breakup fee is intended to compensate as liquidated damages the receiving party for expenses incurred in furtherance of this transaction, and not as a penalty.

         6.7 ACCESS TO RECORDS. Between the date of this Agreement and the Closing Date, the Company shall allow the Buyer, its representatives and potential lenders, full and complete access to the books, records and business premises and properties of the Company, and furnish to the Buyer all such information concerning the Company and its businesses and affairs as the Buyer may reasonably request, for purposes of conducting a due diligence investigation; provided, however, that any such investigation shall be conducted during normal business hours and shall not unreasonably interfere with the operations of the Company. No such investigation shall affect any of the representations and warranties of the Seller hereunder.

         6.8 NOTICE OF EVENTS. From the date of this Agreement to the Closing Date, the Company shall promptly notify in writing the Buyer of any fact which, if known at the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would or could result in the breach by the Seller of any representation or warranty or a breach of any covenant or agreement in this Agreement.

         6.9 SHAREHOLDER APPROVAL. As soon as practicable after the execution of this Agreement (but not earlier than June 29, 1999), the Buyer shall duly call and notice a special or annual meeting of the Shareholders of the Company, and include in the purposes of which the review and approval of the Merger and the issuance of the Buyer's Stock as provided herein (the "Shareholder Meeting"). The proxy materials disseminated by the Buyer shall include a recommendation of the board of directors that the shareholders approve the Merger and the issuance of the Buyer's Stock; provided, however, that the foregoing covenant shall be subject, in all respects, to the fiduciary obligations of the board of directors to the Buyer and its shareholders under applicable law as advised by legal counsel to the Buyer. The Shareholder Meeting shall be noticed and held according to the Bylaws of the Buyer, Delaware corporate law and the rules of any applicable securities exchange. The Seller hereby irrevocably confirms that the Seller has already approved, as the sole shareholder of the Company, the Merger.

         6.10 DISSOLUTION OF COMPONENTS. Within ten (10) of the Closing, the Seller agrees to take all action necessary to dissolve Components.

         6.11 TAX MATTERS. The Parties acknowledge that the Company currently has in effect an election to be taxed as a Subchapter S Corporation under the Code (the "Election"). Without the consent of the other, neither the Company nor the Buyer shall make any election under Section 338(h)(10) of the Code. Neither the Seller nor the Company shall revoke or otherwise terminate the Election prior to the Closing. From and after the Closing, the Election shall terminate, effective as of the Closing. The Seller acknowledges and agrees that the Seller shall prepare, at Seller's cost, the Company's final S-corporation tax return, which return shall be subject to the review and approval of Buyer prior to filing. Seller shall include any income, gain, loss, deduction or other tax items for the periods up to and including the Closing on Seller's tax return in a manner consistent with such final tax return for such periods.

                                    ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

         7.1 CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) The representations and warranties set forth in Section 3 and Section 4 above shall be true, correct and complete in all material respects at and as of the Closing Date (and any representation or warranty that is qualified as to materiality in Sections 3 or 4 shall be deemed to be without such qualification for purposes of the foregoing);

                    (b) The Seller shall have performed and complied with all of the Seller's covenants hereunder in all material respects through the Closing;

                    (c) The Company shall have procured all of the third party authorizations, approvals and consents referred to in Section 4.3 above;

                    (d) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely following consummation of the right of the Buyer to own stock in the Merger Subsidiary and to control the Company; or (iv) materially and adversely affect the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (e) The Seller shall have delivered to the Buyer a Seller's Certificate to the effect that each of the conditions specified above in Section 7.1(a)-(d) is satisfied;

                    (f) Shareholders of the Buyer shall have approved by the requisite majority vote (as required by the Bylaws of the Buyer, Delaware corporate law and the rules of any applicable securities exchanges) the Merger and the issuance of the Buyer's Stock at the Shareholder Meeting as provided herein;

                    (g) The Seller shall have delivered to the Buyer the resignations of all directors and officers of the Company, all to be effective as of the Closing;

                    (h) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to counsel to the Buyer;

                    (i) There shall have been delivered to the Buyer an opinion of counsel to the Seller, dated the Closing Date, in substantially the form of Exhibit 2.2(f) hereof;

                    (j) The Seller shall deliver to the Buyer all stock record books, minute books and corporate seals, if any, of the Company;

                    (k) The Company shall have executed and delivered to the Buyer the Articles of Merger in substantially the form of Exhibit 2.2(g) hereof;

                    (l) The Seller shall have executed and delivered to the Buyer the Employment Agreement and the Noncompetition Agreement in substantially the forms of Exhibit 2.2(h) hereof;

                    (m) There shall have been no material damage, dilution, diminution, or destruction to any of the Company's assets, properties or businesses, or any material adverse change affecting the assets, properties, business or condition, financial or otherwise, of the Company; and

                    (n) The Seller shall have executed and delivered such other instruments and agreements as have been reasonably requested by the Buyer.

The Buyer may waive any condition specified in this Section 7.1, if it executes a writing so stating at or prior to the Closing.

         7.2 CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                    (a) The representations and warranties set forth in Section 5 above shall be true, correct and complete in all material respects at and as of the Closing date (and any representation or warranty that is qualified as to materiality in Section 5 shall be deemed to be without such qualification for purposes of the foregoing);

                    (b) The Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (c) No action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely following consummation of the right of the Seller to own the Buyer's Shares , and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                    (d) The Buyer shall have delivered to the Seller a Buyer's Certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied;

                    (e) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to counsel to the Seller;

                    (f) There shall have been delivered to the Seller an opinion of counsel to the Buyer, dated the Closing Date, in substantially the form of Exhibit 2.3(c) hereof;

                    (g) The Merger Subsidiary shall have executed and delivered to the Company the Certificate of Merger in substantially the form of
         Exhibit 2.3(d) hereof and the Articles of Merger, in substantially the form of Exhibit 2.2(g) hereof;

                    (h) The Buyer shall have executed and delivered to Seller the Employment Agreement and the Noncompetition Agreement in substantially the forms of Exhibit 2.2(h) hereof;

                    (i) The Buyer shall have executed and delivered to Seller the Registration Agreement in substantially the form of Exhibit 2.3(f) hereof; and

                    (j) The Buyer shall have executed and delivered such other instruments and agreements as the Seller shall have reasonably requested.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

                                    ARTICLE 8
                                   TERMINATION

         8.1 TERMINATION RIGHTS. This Agreement may be terminated at any time prior to the Closing:

                    (a)    By the mutual consent of the Seller and the Buyer; or

                    (b) By either the Seller or the Buyer by a written notice to the other if the Closing Date has not occurred on or prior to September 1, 1999 and the failure to complete the purchase and sale of the Shares herein provided for on or before such date did not result from any breach of this Agreement by the party seeking to terminate this Agreement.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate, and have no further force or effect (except for this Section 8.2 and Section 6.6 hereof) and the transactions contemplated hereby shall be abandoned without further action by the parties. Except as otherwise provided herein, any such termination shall not, however, relieve any party of any liability for breach of any covenant or obligation under this Agreement.

                                    ARTICLE 9
                                    REMEDIES

         9.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants and indemnities contained in this Agreement shall survive the Closing until the expiration of the applicable statute of limitation.

         9.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. In the event that any of the representations or warranties of the Seller contained herein shall be untrue or incorrect at the Closing (without regard to any "materiality" or "Material Adverse Effect" exception contained therein), or in the event of a breach of any covenants of the Seller contained herein, or in the event the Equity Deficiency determined from the Pre-Closing Balance Sheet is determined to have been understated, then the Seller agrees to indemnify, defend and hold harmless the Buyer, together with the Surviving Corporation, and their respective officers, directors, employees, successors and assigns (collectively, the" Buyer Indemnified Parties") from and against the entirety of any judgments, actions, suits, proceedings, investigations, claims, demands, costs, losses, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) (collectively, "Adverse Consequences") any of the Buyer Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such failure of such representation and warranty to be true and correct or by such breach or understatement.

         9.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. In the event that any of the representations or warranties of Buyer contained herein shall be untrue or incorrect at the Closing (without regard to any "materiality" or "Material Adverse Effect" exception contained therein), or in the event of a breach of any of the covenants of the Buyer contained herein, then the Buyer agrees to indemnify and hold harmless the Seller, and his heirs, legal representatives, successors or permitted assigns (collectively, the" Seller Indemnified Parties") from and against the entirety of any Adverse Consequences any of the Seller Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such failure of such representation and warranty to be true and correct or by such breach.

         9.4        MATTERS INVOLVING THIRD PARTIES.

                    (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified

         Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such delay.

                    (b) An Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder; and (iii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. Unless and until the Indemnifying Party makes an election in accordance with this Section 9.4(b), all of the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Adverse Consequences subject to indemnification hereunder to the extent provided herein.

                    (c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 9.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (provided that the costs and expense of such co-counsel shall be for the account of the Indemnifying Party if the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such co-counsel that there may be one or more legal defenses available to the Indemnifying Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnified Party); (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         9.5 OTHER INDEMNIFICATION LIMITATIONS. Notwithstanding anything contained in this Article 9 to the contrary, the Seller shall have no liability under Section 9.2 unless and until all such Adverse Consequences exceed in the aggregate the Equity Surplus, if any; provided, however, that in the event the Buyer's Adverse Consequences exceed such deductible amount, then Buyer shall be entitled to recover only the excess of such Adverse Consequences, and not the deductible amount.

         9.6 INDEMNIFICATION HOLDBACK ESCROW. In order to facilitate the payment of any of Seller's indemnification obligations hereunder, the Buyer shall holdback $100,000 of the cash portion of the Merger Consideration payable to the Seller at the Closing (the "Holdback"), which amount shall be held by Buyer in escrow pursuant to this Section 9.6. The Holdback shall be increased by the amount, if any, of the overstatement in the event the Equity Deficiency as determined from the Pre-Closing Balance Sheet is thereafter determined to have been overstated, but in no event shall the Holdback be increased by more than the amount of the reduction to the cash portion of the Merger Consideration made at Closing pursuant to Section 1.8(b) hereof. If requested by the Seller, the Holdback shall be deposited with a mutually acceptable financial institution, provided that the Seller pays all costs associated with such third party escrow agent. Upon notice of an indemnification claim by the Buyer Indemnified Parties hereunder, the Buyer may deduct and retain from the Holdback the amount of the Adverse Consequences therefor. In the event of a dispute over whether the Buyer is entitled to Indemnification hereunder, the Buyer shall not deduct and retain amounts from the Holdback unless and until the dispute is resolved. The then remaining portion of the Holdback, if any, on the first annual anniversary of the Closing shall be paid to the Seller in cash (net of any pending claims which shall be resolved before any payment therefor is remitted to the Seller). The Parties acknowledge and agree that notwithstanding the foregoing, the Buyer is not limited to the Holdback with respect to its indemnification claims and rights hereunder, and that the Buyer shall be entitled to offset any further indemnification amounts hereunder against any other funds due from the Buyer to the Seller, including any amounts under the Noncompetition Agreement.

         9.7 DISPUTE RESOLUTION. In the event any dispute arises out of or in relation to this Agreement, or a breach hereof, including any dispute regarding the existence, validity, interpretation, scope or termination of this Agreement, and if such dispute cannot be settled within a reasonable time through direct negotiations between the parties, which the parties agree to pursue in good faith, such dispute shall be submitted to binding arbitration conducted in Hennepin, Minnesota, in accordance with the then-current Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration hereunder shall be conducted by a panel of arbitrators consisting of three members constituted with the assistance of the AAA, one of whom shall be a senior or retired judge of the Minnesota State or Federal court system, one of whom shall be a mutually acceptable member of the video conferencing solutions industry, and one of whom shall be a mutually acceptable member of the accounting industry. The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party, otherwise the costs and expenses shall be shared equally between the Buyer, on the one hand, and the Seller, on the other hand. The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the Parties, and shall not be subject to any appeal or review, except as provided under the Uniform Arbitration Act, Minn. Stat. ss.572.08 et. seq. The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this Agreement. Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.

                                   ARTICLE 10
                               GENERAL PROVISIONS

         10.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller, except to the extent required by law or the rules of any applicable securities exchange, and except as may be necessary in connection with the solicitation of Buyer's shareholder approval at the Shareholder's Meeting.

         10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective heirs, legal representatives, successors and permitted assigns.

         10.3 ENTIRE AGREEMENT. This Agreement (including the Disclosure Schedules and Exhibits referred to herein) constitutes the entire agreement among the Parties with respect to matters coming within the scope of the provisions of this Agreement and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, legal representatives, successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

         10.5 COUNTERPARTS AND FACSIMILE DELIVERY. This Agreement may be executed in one or more counterparts, and by different Parties on different counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be effective once one or more counterparts hereof has been executed by each Party hereto, whether or not all such signatures are on the same counterpart. Either Party may deliver an executed counterpart of this Agreement by facsimile transmission, provided the original executed counterpart is thereafter promptly delivered to the other Party.

         10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.7 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                       If to the Seller
                       or the Company:      Acoustic Communication Systems, Inc.
                                            13705 26th Avenue North
                                            Suite 110
                                            Plymouth, MN 55441
                                            Attn: Robin Sheeley
                                            Telephone: (612) 550-2300
                                            Facsimile: (612) 550-2301

                       Copy to:             Best & Flanagan LLP
                                            4000 US Bank Place
                                            601 Second Avenue South
                                            Minneapolis, MN 55402
                                            Attn: James Michels
                                            Telephone: (612) 341-9706
                                            Facsimile:  (612) 339-5897

                       If to the Buyer:     VideoLabs, Inc.
                                            5960 Golden Hill Drive
                                            Golden Valley, MN 55416
                                            Attn:  James Hansen
                                            Telephone: (612) 542-0061
                                            Facsimile: (612) 542-0069

                       Copy to:             Hinshaw & Culbertson
                                            Suite 3100
                                            222 South Ninth Street
                                            Minneapolis, MN 55402
                                            Attn:  Shane R. Kelley, Esq.
                                            Telephone: (612) 333-3434
                                            Facsimile: (612) 334-8888

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         10.8 GOVERNING LAW. Except to the extent of the Merger, which shall be governed by the laws of the States of Delaware and Minnesota, as applicable, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

         10.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability for the offending term or provision in any other situation or in any other jurisdiction.

         10.11 EXPENSES. Each Buyer, on the one hand, and the Seller, on the other hand, will bear its own costs and expenses (including legal fees and expenses and filing or processing fees imposes by governmental authorities) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall not pay or be liable for any of the Seller costs and expenses (including the fees and expenses of their legal counsel or other advisors) in connection with this Agreement.

         10.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein, shall have independent significance, and that all statements contained herein and in the Disclosure Schedules and Exhibits hereto shall be deemed to be representations and warranties hereunder. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                  ACOUSTIC COMMUNICATION SYSTEMS, INC.




                                  By  /s/ Robin Sheeley
                                      ------------------------------------------
                                      Robin Sheeley
                                      Its President




                                      /s/ Robin Sheeley
                                      ------------------------------------------
                                      Robin Sheeley


                                  VIDEOLABS, INC.




                                  By  /s/ James Hansen
                                      ------------------------------------------
                                      James Hansen
                                      Its President


                                  VL ACQUISITION CO.




                                  By  /s/ James Hansen
                                      ------------------------------------------
                                      James Hansen
                                      Its President

                          FIRST AMENDMENT TO AGREEMENT
                                       AND
                                 PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
("Amendment") is made and entered into effective as of this 25th day of May, 1999 by and among Videolabs, Inc., a Delaware corporation ("Buyer"), VL Acquisition Co., a Delaware corporation formed by Buyer ("Merger Subsidiary"), Robin Sheeley, a Minnesota resident ("Seller") and Acoustic Communication Systems, Inc., a Minnesota corporation (the "Company"). Capitalized terms used herein not otherwise defined shall have the definitions set forth in the Agreement and Plan of Merger of Acoustic Communication Systems, Inc. into VL Acquisition Co. dated May 17, 1999 (the "Merger Agreement").

         The Parties agree that the Merger Agreement is hereby amended as follows:

         1. At the end of the third "WHEREAS" clause on the first page, the following sentence is hereby added:

                  The Parties intend that the merger contemplated hereby will qualify as a "statutory merger" under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

         2. Section 1.7(a) of the Merger Agreement is hereby amended to read as follows:

                  (a) An amount of cash equal to Five Hundred Thousand Dollars ($500,000); PLUS

         3. The following sentence shall be added at the end of Section 1.8(a) of the Merger Agreement:

                  (a) For the purposes of this Section 1.8, the debt incurred by the Company in connection with the distribution to Seller by the Company pursuant to Section 1.10 below shall be considered equity for the purpose of determining the Minimum Equity Level under this Section.

         4. The following section 1.10 shall be added to the Merger Agreement immediately following Section 1.9:

                  1.10 Loan and Distribution. No later than June 15, 1999, Seller shall loan to the Company cash in an amount equal to Five Hundred Thousand Dollars ($500,000) pursuant to a promissory note in form and substance reasonably acceptable to Buyer (the "Note"). The Note shall be unsecured and shall provide for interest at the "Applicable Federal Rate" established by Internal Revenue Service Regulations during the period which the loan is outstanding. The Note shall be due and payable in full upon the consummation of the Merger at the Closing, or on September 30, 1999 whichever occurs earlier. If the Note becomes due and payable upon consummation of the Merger, the obligation to pay the Note shall be assumed by Merger Subsidiary, and payment shall be made to Seller at the Closing. Any contrary statement, covenant or representation contained herein notwithstanding, immediately upon receipt of the funds loaned by Seller, the Company shall make a distribution of retained earnings, in the form of a dividend, in the amount of $500,000.00 to Seller.

         5. At the Closing of the Merger, the Buyer shall contribute to the capital of the Merger Subsidiary (or extend a loan which will be deemed to be capital) the amount of $500,000.00 in cash, to finance the payment of the Note to the Seller.

         6. Notwithstanding anything in the Merger Agreement to the contrary, the computation and calculation of net equity of the Company under Section 1.8 of the Merger Agreement (for purposes of determining compliance with the Minimum Equity Level) shall be made after giving full and complete effect to all transactions contemplated in this Amendment (being the loan, dividend, capital contribution and loan repayment).

         7. The balance of the Merger Agreement is unchanged, is hereby ratified and confirmed in all respects and remains in full force and effect.

VIDEOLABS, INC.



By: /s/ James Hansen
   --------------------------------
    James Hansen
    Its President



VL ACQUISITION CO.



By: /s/ James Hansen
   --------------------------------
    James Hansen
    Its President



ACOUSTIC COMMUNICATION SYSTEMS, INC.



By: /s/ Robin Sheeley
   --------------------------------
    Robin Sheeley
    Its President



ROBIN SHEELEY



By: /s/ Robin Sheeley
    --------------------------------

                         SECOND AMENDMENT TO AGREEMENT
                                       AND
                                 PLAN OF MERGER

         THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER ("Amendment") is made and entered into effective as of this 3rd day of August, 1999 by and among Videolabs, Inc., a Delaware corporation ("Buyer"), VL Acquisition Co., a Delaware, corporation formed by Buyer ("Merger Subsidiary"), Robin Sheeley, a Minnesota resident ("Seller") and Acoustic Communication Systems, Inc., a Minnesota corporation (the "Company"). Capitalized terms used herein not otherwise defined shall have the definitions set forth in the Agreement and Plan of Merger of Acoustic Communication Systems, Inc. into VL Acquisition Co. dated May 17, 1999, as amended by that certain First Amendment to Agreement and Plan of Merger dated effective May 25, 1999 (as amended, the "Merger Agreement").

The Parties agree that the Merger Agreement is hereby amended as follows:

         1. The Parties have agreed that the number of shares of Buyer's stock calculated pursuant to Section 1.7 of the Merger Agreement shall be computed from the closing bid and asked prices of the Buyer's common stock as reported on NASDAQ during the ten trading days ending on Thursday, July 29, 1999. The number of shares to be issued is 1,209,678.

         2. The Parties acknowledge their mutual desire to consummate the Closing on this date, notwithstanding the current unavailability of the Pre-Closing Balance Sheet, which the Company continues to work on. Therefore, notwithstanding the contrary provisions of the Merger Agreement, the parties have agreed to proceed as follows:

          (a) The Closing Date shall be August 3, 1999, and all actions shall be taken to effectuate the Merger effective as of this date.

          (b) The Buyer waives the requirement of the Holdback under Section
     9.6 of the Merger Agreement. However, the cash portion of the Merger Consideration payable at closing (being the full $500,000), the share certificate representing the Buyer's Stock (computed as provided above), and the repayment of the Note (as defined and provided in the first Amendment) shall not be paid or delivered until completion and delivery of the Pre-Closing Balance Sheet (and confirmation of the Minimum Equity Level or computation of any deficiency or delinquency in the Minimum Equity Level), all as provided in the Merger Agreement.

          (c) Following completion and delivery of the Pre-Closing Balance Sheet and the confirmation of the Minimum Equity Level, the Buyer shall deliver the cash Portion of the Merger Consideration (without reduction for any deficiency in the Minimum Equity Level, if applicable), shall deliver a stock certificate evidencing the Buyer's Stock, and further shall cause the Company to repay the Note. In the event in a deficiency in the Minimum Equity Level as of the Closing Date as provided in the Merger Agreement, the parties agree to take all action necessary to offset such deficiency (according to the terms of the Merger Agreement) against the consideration payable to the Principal under the Noncompetition Agreement dated effective as of August 2, 1999.

     3. The balance of the Merger Agreement is unchanged, is hereby ratified and confirmed in all respects and remains in full force and effect.

VIDEOLABS, INC.

By: /s/ James Hansen
    --------------------------
    James Hansen
    Its President


VL ACQUISITION CO.

By: /s/ James Hansen
    --------------------------
    James Hansen
    Its President



ACOUSTIC COMMUNICATION SYSTEMS, INC.

By: /s/ Robin Sheeley
    --------------------------
    Robin Sheeley
    Its President




/s/ Robin Sheeley
    --------------------------
Robin Sheeley